Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Thursday, April 30, 2015

TFS Financial Corporation Reports Strong Financial Results
Sees Positive Response from Home Buyer's Credit Program
(Cleveland, OH - April 30, 2015) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and six months ended March 31, 2015.
The Company reported net income of $32.3 million for the six months ended March 31, 2015, compared to net income of $32.4 million for the six months ended March 31, 2014. While net income was essentially unchanged between the two periods, there were a few items of note. A decrease in the provision for loan losses was offset by a decrease in net interest income and an increase in non-interest expenses. The Company reported net income of $15.7 million for the quarter ended March 31, 2015, compared to net income of $16.4 million for the quarter ended March 31, 2014, with similar individual variances between the two periods.

“We are pleased with our latest quarterly financial results,” said Chairman and CEO Marc A. Stefanski, “but growth in housing overall is recovering slowly. That’s why we have been especially pleased with the strong initial response to our $1,000 home buyer’s credit program, which is designed to boost activity in the home purchase market and the economy overall. It’s another example of providing a little sunshine and blue skies for our customers.”
Net interest income was lower for both the three and six month periods ended March 31, 2015, as compared to the corresponding prior year periods, as the increase in interest income in the current periods was less than the increase in interest expense for each period. The average cost of our interest-bearing liabilities has been reduced over the past few years by managing retail deposit pricing and gathering additional funds as needed via wholesale channels, but an increase in longer duration FHLB advances and brokered deposits, which improved our interest rate risk characteristics, also tempered the decline in the average cost of interest-bearing liabilities. Interest income was higher due to an increase in the balance of interest-earning assets (mainly loans) offsetting the lower yields received on those assets. A strategy to increase net income, which was implemented in the current fiscal year, continues to be utilized. The strategy involves borrowing, on an overnight basis, approximately $1 billion of additional funds from the FHLB. The proceeds of the borrowing, net of the required investment in FHLB stock, are deposited at the Federal Reserve. The essentially risk-free strategy serves to increase net income slightly but also negatively impacts the interest rate spread and net interest margin due to the increase in the average balance of low yield interest-earning cash equivalents. The strategy is not utilized at quarter end. The Company expects to continue this strategy as long as it is effective in increasing net income. Net interest income was $67.4 million for the quarter ended March 31, 2015 and $69.0 million for the quarter ended March 31, 2014. Net interest income decreased $2.2 million, or 1.1%, to $134.6 million for the six months ended March 31, 2015 from $136.8 million for the six months ended March 31, 2014. The interest rate spread was 2.00% for the quarter ended March 31, 2015 and 2.32% for the quarter ended March 31, 2014, The interest rate spread for the six months ended March 31, 2015 was 2.00% compared to 2.30% in the same period last year.. The net interest margin for the quarter ended March 31, 2015 was 2.14% compared to 2.48% for the quarter ended March 31, 2014. The net interest margin for the six months ended March 31, 2015 was 2.14% as compared to 2.48% for the six months ended March 31, 2014.
The Company continues to experience improving loan performance metrics, resulting in a lower provision for loan losses and net charge-offs for both the three month and six month periods this fiscal year as compared to last year. The Company recorded a provision for loan losses of $3.0 million for the six months ended March 31, 2015 compared to $11.0 million for the six months ended March 31, 2014. The Company reported $7.3 million of net loan charge-offs for the six months ended March 31, 2015 compared to $20.1 million for the six months ended March 31, 2014. Of the $7.3 million of net charge-offs in the current fiscal year, $2.2 million occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $4.0 million occurred in the equity loans and lines of credit portfolio and $1.2 million occurred in the Home Today portfolio. The allowance for loan losses was $77.1 million, or 0.70% of total loans receivable, at March 31, 2015, compared to $81.4 million, or 0.76% of total loans receivable, at September 30, 2014. The Company recorded a provision for loan losses of $1.0 million for the three month period ended March 31, 2015 and $5.0 million for the three months ended March 31, 2014. The Company reported $3.7 million of net loan charge-offs for the three months ended March 31, 2015 compared to $6.9 million for the three months ended March 31, 2014. Of the $3.7 million of net charge-offs, $1.5 million occurred in the residential core portfolio, $1.8 million occurred in the equity loans and lines of credit portfolio and $0.3 million occurred in the Home Today portfolio. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $145.4 million at March 31, 2015 and $154.2 million at September 30, 2014.

Non-accrual loans decreased $13.2 million to $122.3 million, or 1.12% of total loans, at March 31, 2015 from $135.5 million, or 1.27% of total loans, at September 30, 2014. The $13.2 million decrease in non-accrual loans for the six months ended March 31, 2015 consisted of an $8.2 million decrease in the residential core portfolio; a $1.5 million decrease in the equity loans and lines of credit portfolio; and a $3.5 million decrease in the Home Today portfolio.
Total loan delinquencies decreased $17.6 million to $75.4 million, or 0.69% of total loans receivable, at March 31, 2015 from $93.0 million, or 0.87% of total loans receivable, at September 30, 2014.
Total troubled debt restructurings decreased $2.1 million at March 31, 2015, to $184.3 million from $186.4 million at September 30, 2014. Of the $184.3 million of troubled debt restructurings recorded at March 31, 2015, $106.3 million was in the residential core portfolio, $20.2 million was in the equity loans and lines of credit portfolio and $57.9 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $76.7 million at March 31, 2015 and $79.5 million at September 30, 2014.
Total non-interest expenses increased $7.0 million to $94.8 million for the six months ended March 31, 2015 from $87.8 million for the six months ended March 31, 2014, with increases in compensation and marketing being the main reasons. Compensation increases reflect normal increases and the effect of the Company's higher stock price on equity-based compensation. The increase in marketing costs was a result of both increased marketing efforts to support loan growth and an acceleration of marketing efforts to take advantage of the spring housing markets.
Total assets increased by $330.5 million, or 3%, to $12.13 billion at March 31, 2015 from $11.80 billion at September 30, 2014. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities and an increase in FHLB stock.
The combination of cash and cash equivalents and investment securities increased $56.6 million, or 8%, to $806.8 million at March 31, 2015 from $750.3 million at September 30, 2014, to maintain liquidity levels. The average balance of interest-earning cash equivalents for the six months ended March 31, 2015 was $1.12 billion, reflecting the larger investment balance maintained during most of the period in connection with the strategy to increase net income discussed earlier.
The combination of loans held for investment, net and mortgage loans held for sale increased $247.0 million, or 2%, to $10.88 billion at March 31, 2015 from $10.64 billion at September 30, 2014. Residential core mortgage loans, including those held for sale, increased $303.6 million during the six months ended March 31, 2015, while the equity loans and lines of credit portfolio decreased $40.6 million. Total first mortgage loan originations were $1.01 billion for the six months ended March 31, 2015, of which 46% were adjustable rate mortgages and 31% were fixed-rate mortgages with terms of 10 years or less. During the six months ended March 31, 2015, loan sales of $56.1 million were completed, consisting of $45.2 million of current fixed-rate first mortgage loan originations that were delivered to Fannie Mae under an existing contract and $10.9 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). Net gain on the sale of these loans was $1.8 million. During the six months ended March 31, 2014, loan sales of $42.0 million were completed, consisting of $24.6 million of fixed-rate first mortgage loans to Fannie Mae and $17.4 million of fixed rate loans that qualified under HARP II. Net gain on the sale of these loans was $0.9 million.
FHLB stock increased $29.1 million, or 72%, to $69.5 million at March 31, 2015 from $40.4 million at September 30, 2014, as a result of the increased investment requirement related to the strategy to increase net income discussed earlier.
Deposits decreased $153.0 million, or 2%, to $8.50 billion at March 31, 2015 from $8.65 billion at September 30, 2014. The decrease in deposits was the result of a $22.0 million decrease in our savings accounts, a $24.8 million increase in our checking accounts, and a $155.9 million decrease in our certificates of deposit ("CDs") for the six months ended March 31, 2015. To manage the cost and duration of our funds, maturing CDs were replaced by other savings products or borrowed funds from the FHLB, as needed. Total deposits include $477.1 million and $356.7 million of brokered CDs at March 31, 2015 and September 30, 2014, respectively.
Borrowed funds, all from the FHLB, increased $529.1 million, to $1.67 billion at March 31, 2015 from $1.14 billion at September 30, 2014. This increase reflects a combination of an additional $300.3 million of mainly four- to five-year term advances and $239.0 million of higher overnight advances, offset by other principal repayments, as a combination of loan growth, increased investments and reduced deposits led to increased cash demands during the period. The average balance of borrowed funds for the six months ended March 31, 2015 was $2.38 billion, reflecting the larger borrowing balance maintained during most of the period in connection with the strategy to increase net income discussed earlier.
Total shareholders' equity decreased $49.0 million to $1.79 billion at March 31, 2015 from $1.84 billion at September 30, 2014. Activity reflects $32.3 million of net income in the current fiscal year reduced by $82.0 million of repurchases of outstanding common stock, two quarterly dividends totaling $9.3 million, and a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. During the quarter ended March 31, 2015, a total of 2,820,000 shares were repurchased at an average cost of $14.36 per share. A total of 5,622,500 shares were repurchased at an average cost of $14.59 per share during the six months ended March 31, 2015. At March 31, 2015, there were 3,763,450 shares remaining to be purchased under the Company's sixth repurchase program. The Company declared and paid a quarterly dividend of $0.07 per share during each of the first and second fiscal quarters. As a result of a July 31, 2014 mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 77% of the outstanding stock of the Company, waived the receipt of its share of the dividend paid, and is expected to waive its right to receive up to a total of $0.07 per share of future quarterly dividends from the Company prior to July 31, 2015.
Effective January 1, 2015, the Association implemented the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations’ (“Basel III Rules”), subject to transitional provisions extending through the end of 2018.  The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At March 31, 2015 all capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 21.47% and the total capital ratio was 22.53%.  Additionally, the Common Equity Tier 1 and Tier 1 ratios were each 24.52% and the total capital ratio was 25.57% for the Company.
The Company has received the non-objection of its regulators for the Association to pay a special dividend of $150 million to the Company representing a return of the voluntary $150 million contribution made by the Company to the Association in October 2010. This special dividend will be made in the future as the funds are needed by the Company. Because of its intercompany nature, this future dividend payment will have no impact on the Company's capital ratios or its consolidated statement of condition, but will reduce the Association's reported capital ratios.
Traditional presentation slides as of March 31, 2015 will be available on the Company's website, www.thirdfederal.com under the Investor Relations link under the "About Us" tab, beginning April 30, 2014. Due to decreased shareholder participation in prior conference calls over recent quarters, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of March 31, 2015, the Company’s assets totaled $12.1 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2015	September 30, 2014
ASSETS
Cash and due from banks	$27,918	$26,886
Interest-earning cash equivalents	192,817	154,517
Cash and cash equivalents	220,735	181,403
Investment securities available for sale (amortized cost $581,155 and $570,549, respectively)	586,091	568,868
Mortgage loans held for sale, at lower of cost or market ($1,101 and $4,570 measured at fair value, respectively)	1,101	4,962
Loans held for investment, net:
Mortgage loans	10,950,262	10,708,483
Other loans	3,874	4,721
Deferred loan expenses (fees), net	4,525	(1,155)
Allowance for loan losses	(77,093)	(81,362)
Loans, net	10,881,568	10,630,687
Mortgage loan servicing assets, net	10,741	11,669
Federal Home Loan Bank stock, at cost	69,470	40,411
Real estate owned	20,278	21,768
Premises, equipment, and software, net	55,788	56,443
Accrued interest receivable	31,793	31,952
Bank owned life insurance contracts	193,083	190,152
Other assets	63,046	64,880
TOTAL ASSETS	$12,133,694	$11,803,195
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,500,918	$8,653,878
Borrowed funds	1,667,753	1,138,639
Borrowers’ advances for insurance and taxes	71,422	76,266
Principal, interest, and related escrow owed on loans serviced	60,370	54,670
Accrued expenses and other liabilities	42,805	40,285
Total liabilities	10,343,268	9,963,738
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 296,370,083 and 301,654,581 outstanding at March 31, 2015 and September 30, 2014, respectively	3,323	3,323
Paid-in capital	1,703,791	1,702,441
Treasury stock, at cost; 35,948,667 and 30,664,169 shares at March 31, 2015 and September 30, 2014, respectively	(457,861)	(379,109)
Unallocated ESOP shares	(63,918)	(66,084)
Retained earnings—substantially restricted	611,335	589,678
Accumulated other comprehensive loss	(6,244)	(10,792)
Total shareholders’ equity	1,790,426	1,839,457
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,133,694	$11,803,195

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31, 2015		For the Six Months Ended March 31, 2015
	2015	2014	2015	2014
INTEREST INCOME:
Loans, including fees	$92,040	$90,545	$183,875	$180,946
Investment securities available for sale	2,548	2,305	5,103	4,405
Other interest and dividend earning assets	1,059	495	2,405	1,013
Total interest and dividend income	95,647	93,345	191,383	186,364
INTEREST EXPENSE:
Deposits	23,422	21,962	47,898	45,224
Borrowed funds	4,803	2,349	8,927	4,311
Total interest expense	28,225	24,311	56,825	49,535
NET INTEREST INCOME	67,422	69,034	134,558	136,829
PROVISION FOR LOAN LOSSES	1,000	5,000	3,000	11,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	66,422	64,034	131,558	125,829
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,979	2,393	4,137	4,682
Net gain on the sale of loans	1,144	533	1,842	872
Increase in and death benefits from bank owned life insurance contracts	1,599	1,583	3,500	3,196
Other	1,173	1,025	2,369	1,862
Total non-interest income	5,895	5,534	11,848	10,612
NON-INTEREST EXPENSE:
Salaries and employee benefits	24,304	23,325	47,869	45,407
Marketing services	5,685	3,360	10,185	6,613
Office property, equipment and software	5,658	5,283	11,051	10,272
Federal insurance premium and assessments	2,888	2,547	5,349	5,094
State franchise tax	1,548	1,731	2,951	3,418
Real estate owned expense, net	2,635	3,008	5,335	4,953
Other operating expenses	6,111	5,677	12,062	12,033
Total non-interest expense	48,829	44,931	94,802	87,790
INCOME BEFORE INCOME TAXES	23,488	24,637	48,604	48,651
INCOME TAX EXPENSE	7,822	8,252	16,294	16,242
NET INCOME	$15,666	$16,385	$32,310	$32,409

Earnings per share—basic and diluted	$0.05	$0.05	$0.11	$0.11
Weighted average shares outstanding
Basic	291,377,147	300,261,921	292,600,384	300,450,112
Diluted	293,342,875	301,529,980	294,744,776	301,697,091

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$1,071,959	$630	0.24%	$235,718	$135	0.23%
Investment securities	2,017	6	1.19%	3,376	7	0.83%
Mortgage-backed securities	577,978	2,542	1.76%	481,224	2,298	1.91%
Loans (1)	10,898,330	92,040	3.38%	10,358,543	90,545	3.50%
Federal Home Loan Bank stock	67,936	429	2.53%	39,300	360	3.66%
Total interest-earning assets	12,618,220	95,647	3.03%	11,118,161	93,345	3.36%
Noninterest-earning assets	320,737			306,437
Total assets	$12,938,957			$11,424,598
Interest-bearing liabilities:
NOW accounts	$991,600	$339	0.14%	$1,027,358	$359	0.14%
Savings accounts	1,641,450	756	0.18%	1,801,184	846	0.19%
Certificates of deposit	5,835,997	22,327	1.53%	5,488,318	20,757	1.51%
Borrowed funds	2,497,977	4,803	0.77%	1,070,017	2,349	0.88%
Total interest-bearing liabilities	10,967,024	28,225	1.03%	9,386,877	24,311	1.04%
Noninterest-bearing liabilities	160,900			159,085
Total liabilities	11,127,924			9,545,962
Shareholders’ equity	1,811,033			1,878,636
Total liabilities and shareholders’ equity	$12,938,957			$11,424,598
Net interest income		$67,422			$69,034
Interest rate spread (2)(3)			2.00%			2.32%
Net interest-earning assets (4)	$1,651,196			$1,731,284
Net interest margin (2)(5)		2.14%			2.48%
Average interest-earning assets to average interest-bearing liabilities	115.06%			118.44%

(1)	Loans include both mortgage loans held for sale and loans held for investment

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended March 31, 2015			Six Months Ended March 31, 2014
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$1,116,561	$1,369	0.25%	$236,200	$294	0.25%
Investment securities	2,020	12	1.19%	5,279	15	0.57%
Mortgage-backed securities	573,168	5,091	1.78%	477,507	4,390	1.84%
Loans (1)	10,831,655	183,875	3.40%	10,290,314	180,946	3.52%
Federal Home Loan Bank stock	65,250	1,036	3.18%	37,490	719	3.84%
Total interest-earning assets	12,588,654	191,383	3.04%	11,046,790	186,364	3.37%
Noninterest-earning assets	316,740			301,898
Total assets	$12,905,394			$11,348,688
Interest-bearing liabilities:
NOW accounts	$990,791	$691	0.14%	$1,026,252	$724	0.14%
Savings accounts	1,647,040	1,546	0.19%	1,807,343	1,796	0.20%
Certificates of deposit	5,883,369	45,661	1.55%	5,507,419	42,704	1.55%
Borrowed funds	2,377,009	8,927	0.75%	943,852	4,311	0.91%
Total interest-bearing liabilities	10,898,209	56,825	1.04%	9,284,866	49,535	1.07%
Noninterest-bearing liabilities	183,116			190,521
Total liabilities	11,081,325			9,475,387
Shareholders’ equity	1,824,069			1,873,301
Total liabilities and stockholders’ equity	$12,905,394			$11,348,688
Net interest income		$134,558			$136,829
Interest rate spread (2)(3)			2.00%			2.30%
Net interest-earning assets (4)	$1,690,445			$1,761,924
Net interest margin (2)(5)		2.14%			2.48%
Average interest-earning assets to average interest-bearing liabilities	115.51%			118.98%

(1)	Loans include both mortgage loans held for sale and loans held for investment

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.